NEWS

FOR IMMEDIATE RELEASE	CONTACT
January 25, 2010	Richard Eisenberg
(Investor Inquiries)

Mary Waters
(Media Inquiries)

202-872-7700

Farmer Mac Announces Completion of $250 Million Securities Offering

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) announced today the completion of a private offering of securities consisting of $250 million aggregate face amount of Farm Asset Linked Capital Securities (the “FALConS”) issued by FALConS Trust I, a newly formed Delaware statutory trust (the “Trust”). The FALConS represent undivided beneficial ownership interests in 250,000 shares of Non-Cumulative Perpetual Preferred Stock (the “Company Preferred Stock”) of Farmer Mac’s subsidiary, Farmer Mac II LLC, a newly formed Delaware limited liability company (the “Company”).  The Company Preferred Stock has a liquidation preference of $1,000 per share.

The $250 million of proceeds from the offering of the FALConS were used by the Trust to purchase the Company Preferred Stock from Farmer Mac.  The Company issued its Company Preferred Stock and its common equity interest to Farmer Mac as consideration for the contribution by Farmer Mac to the Company of substantially all of the assets, in excess of $1.1 billion, comprising the Farmer Mac II Program business.  Farmer Mac began operating the Farmer Mac II Program after the U.S. Congress amended its statutory charter in 1990 to permit Farmer Mac to buy and sell guaranteed portions of certain newly originated and seasoned agricultural, rural development, business and industry and community facilities loans guaranteed by the United States Department of Agriculture pursuant to the Consolidated Farm and Rural Development Act.  Going forward, the Farmer Mac II Program business will be operated by the Company.  Farmer Mac will use the proceeds from the sale of the Company Preferred Stock to the Trust to repurchase and retire its outstanding Series B-1 Senior Cumulative Perpetual Preferred Stock, Series B-2 Senior Cumulative Perpetual Preferred Stock and Series B-3 Senior Cumulative Perpetual Preferred Stock having an aggregate liquidation preference of $150 million, and for general corporate purposes.

Dividends on the Company Preferred Stock will be payable if, when and as declared by the Company’s Board of Directors, quarterly (each quarter, a “Quarterly Period”), on a non-cumulative basis, on March 30, June 30, September 30 and December 30 of each year (each, a “Payment Date”), commencing on March 30, 2010.  For each Quarterly Period from the date of issuance of the FALConS to but excluding the Payment Date occurring on March 30, 2015, the dividend rate on the Company Preferred Stock will be 8.875% per annum.  For each Quarterly Period from March 30, 2015 to but excluding the Payment Date occurring on March 30, 2020, the dividend rate on the Company Preferred Stock will be 10.875% per annum.  For each Quarterly Period beginning on March 30, 2020, the dividend rate on the Company Preferred Stock will be an annual rate equal to three-month LIBOR plus 8.211%.  Dividends on the Company Preferred Stock will not be cumulative, which means that dividends that are not declared for a Payment Date will not accrue.  The FALConS and the Company Preferred Stock are perpetual and have no maturity date, and holders of the FALConS have no redemption rights.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the FALConS in any jurisdiction in which such offer, solicitation or sale would be unlawful.  The FALConS have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws.  The FALConS have been offered only to persons who are both “qualified institutional buyers” in reliance on Rule 144A under the Securities Act and “qualified purchasers” within the meaning of Section 2(a)(51) of the Investment Company Act of 1940, as amended.  This notice is being issued pursuant to Rule 135c under the Securities Act.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.

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